Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651)293-2809 (Tel)
(651)225-3123 (Fax)

BAKER PROMOTED TO PRESIDENT AND CHIEF OPERATING OFFICER

                ST. PAUL, Minn., August 20, 2002:  Ecolab Inc. announced that, effective immediately, Douglas M. Baker, Jr. has been promoted to President and Chief Operating Officer.  In this position, all business units will report to him.  Baker previously served as President — Institutional Sector, and was responsible for the Institutional, Kay and Textile Care businesses.  He has held previous leadership positions with Ecolab’s Institutional, Kay and European operations.

                Allan L. Schuman, Ecolab’s Chairman and Chief Executive Officer, said, “Doug has shown strong leadership in his 13 years at Ecolab, most recently in successfully leading the Institutional Sector through the past year’s challenging economic environment.  We believe he is well prepared to step into this larger role, and in working with John Spooner, President — International Sector,  and the other managers at Ecolab, will enable us to develop and leverage the tremendous opportunities that lie ahead for our company.  I am personally pleased by this action, and will work with Doug over the foreseeable future in developing our management team.”

                With worldwide sales exceeding $3 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products and services for the hospitality, institutional and industrial markets.  Ecolab shares are traded on the New York Stock Exchange and the Pacific Exchange under the symbol ECL.

                Ecolab news releases and other investor information are available on the Internet at www.ecolab.com and by telephone at 1-800-FACT-ECL.